Exhibit 4.03

AMENDMENT NO. 1 TO
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 1 (the “First Amendment”), dated November 1, 2016, by and between Angie’s List, Inc. (the “Company”) and TRI Investments, LLC (“TRI”), and amends that certain Amended and Restated Investors’ Rights Agreement dated March 15, 2011 by and among the Company and investors listed on Schedule A thereto (the “Investors’ Rights Agreement”). TRI owns at least 67% of the Registrable Securities. Unless otherwise defined herein, capitalized terms used in this First Amendment shall have the meanings given to them in the Investors’ Rights Agreement.

1.	Amendment. Section 2.13 of the Investors’ Rights Agreement is hereby amended in its entirety with respect to TRI’s rights under the Investors’ Rights Agreement, and shall be replaced as follows:

“2.13. Termination of Registration Rights. The right of TRI Investments, LLC to request registration or inclusion of Registrable Securities in any registration pursuant to this Section 2 shall terminate upon the earliest to occur of:

(a)	a sale of the Company or substantially all of the assets;

(b)
such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such TRI Investments, LLC’s shares without limitation during a three-month period without registration; and

(c)	the seventh anniversary of the IPO,

provided, that TRI Investments, LLC’s registration rights under Section 2.1(a) shall terminate upon the execution and delivery hereof by TRI Investments, LLC and the Company.”

2.
Continuing Effect. Except as specifically provided herein, the Investors’ Rights Agreement shall remain in full force and effect in accordance with its terms and are hereby ratified and confirmed in all respects.

3.
Counterparts. This First Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this First Amendment by telefacsimile or electronic mail shall be equally effective as delivery of a manually executed counterpart.

4.
Integration. This First Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment No. 1 to the Amended and Restated Investors’ Rights Agreement to be duly executed and delivered as of the date first above written.

ANGIE’S LIST, INC.

/s/ THOMAS R. FOX
Name: Thomas R. Fox
Its: Chief Financial Officer

TRI INVESTMENTS, LLC

/s/ STEVEN M. KAPNER
Name: Steven M. Kapner
Its: Managing Director